TRANSLATION
Certificate No. 6090588

Utility model patent certificate

Name of utility model: an automatic loading device with rotating parallel guide for picking up and binding square balers

Inventor: Jens Kruehnert, Andreas Spiegler

Patent No: ZL 2016 2 1144174.6

Patent filing date: 21-10-2016

Patentee: Qingdao CSSC Technical Products Ltd.

Authorization announcement day: 19-04-2017

After the preliminary examination of the Patent Law of the People's Republic of China, the utility model decides to grant the patent right, issue the certificate and register it in the patent register. The patent right shall take effect from the date of the announcement of the authorization.

The patent right of this patent is ten years, counting from the date of filing. The patentee shall pay an annual fee in accordance with the Patent Law and its implementation rules. The annual fee for this patent shall be paid before October 21 of each year. The annual fee is not paid in accordance with the provisions, the patent right shall terminate on the date of expiration of the period for which the annual fee shall be paid.

The patent certificate records the legal status at the time of registration of the patent. The transfer, pledge, invalidation, termination, restoration of the patent right and the name and nationality of the patentee, changes in the address, etc. are recorded in the patent register.

Director
Shen Changyu

(stamp)State Intellectual Property Office of the P.R.C

19-04-2017

（19）**State intellectual property office of the P.R.C**

(12)Utility model patents

(10) **Authorized announcement No.** CN 206108445 U

(45) **Authorized announcement date** 19-04-2017

(21) **Application No.** 201621144174.6
(22) **Application date** 2016.10.21
(73) **Patent holder** Qingdao CSSC Technical Products Ltd.
Address 266000 Shuanglong Industrial Park, Huanxiu street office, Jimo, Shandong

(72) **Inventor** Jens Kroehnert,
Andreas Spiegler
(51) Int. Cl

B65G 67/04(2006.01)

Claim 1 page Description 4 pages Drawing 2 pages

(54) **Utility model name**
an automatic loading device with rotating parallel guide for picking up and binding square balers

(57) **Summary**

The utility model relates to a rotary parallel rail type automatic loading device for picking up and tying machine, which is a special matching device which is installed behind the picking and tying machine, and is convenient for automatic loading of the compressed side bundle along the rotating guide rail. The utility model comprises a rotary conveying end assembly, a near horizontal conveying end assembly, a folding automatic tripping mechanism, an automatic return spring, a tripping pull wire and a tilting pull rod. The device is matched with the picking and tying machine, and has a simple structure, a clever design and a quick design. Efficient, the square bale of the front baler can be directly transported to the synchronous transporter, which effectively solves the problem that the knotted bundle is scattered to the ground, and the difficulty of picking up later and the large amount of labor is used, which greatly saves labor and compresses. The square bale combined with the harvesting process saves time and effort and fills the gap in China's picking up and baling joint harvesting equipment.

15.11.2019